Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	FINANCIAL MEDIA CONTACT:
Natus Medical Incorporated	Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
Tim C. Johnson CEO and President	Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com)	Sean Leous (sleous@lhai.com) (212) 838-3777
(650) 802-0400	(310) 691-7100	www.lhai.com
www.natus.com

NATUS MEDICAL ADOPTS STOCKHOLDER RIGHTS PLAN

SAN CARLOS, Calif. (September 5, 2002) – Natus Medical Incorporated (Nasdaq NM: BABY), a leading provider of products used to identify and monitor common medical disorders that may occur from the time of conception to a baby’s first birthday, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Natus will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on October 11, 2002.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Natus’ stockholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $23.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of Natus’ common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Natus for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Natus or shares of the third party acquirer having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

Natus develops, manufactures and markets proprietary, non-invasive, easy-to-use, crib-side screening devices for the detection and/or monitoring of common disorders in babies. Natus is a market leader in sales of Newborn Hearing Screening equipment. Natus also manufactures and distributes MiniMuffs® Neonatal Noise Attenuators and the CO-Stat End Tidal Breath Analyzer, a technology that non-invasively detects the rate of hemolysis in newborns, an important tool in the management of neonatal jaundice. Natus sells and supports its products domestically through direct field sales representatives and clinical educators. Natus products are distributed by its wholly owned subsidiaries in Japan and in the U.K., and have been distributed in 20 other countries. Additional information can be found at www.natus.com.

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